Exhibit (h)(1)(iv)

AMENDMENT NO. 3 TO

TRANSFER AGENCY AGREEMENT

THIS AMENDMENT NO. 3 (this “Amendment”) is made as of April 1, 2018 (“Amendment Effective Date”), between ProFunds, Access One Trust, and ProFunds Distributors, Inc. (collectively, the “Clients”) and FIS Investor Services LLC, formerly known as SunGard Investor Services LLC (assignee of Citi Fund Services Ohio, Inc.) (“FIS”), to that certain Transfer Agency Agreement, dated January 1, 2007, and as amended on March 19, 2009 and April 1, 2015, between the Clients and FIS (the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement, except that all references in the Agreement to “SunGard Investor Services LLC” shall be read as references to “FIS Investor Services LLC” and all references in the Agreement to “SIS” shall be read as references to “FIS”.

WHEREAS, FIS and the Clients desire to extend the term of the Agreement and update the fees and expenses schedule, thereto.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Client and FIS hereby agree as follows:

1.              Term. As of the Amendment Effective Date, the first sentence of Section 4 of the Agreement is deleted and replaced with the following:

“This Agreement shall become effective as of January 1, 2007 (the “Effective Date”) and shall continue in effect, unless earlier terminated as provided hereunder, until March 31, 2020 (the “Initial Term”). After the Initial Term, the Agreement shall continue in effect for successive one-year periods, during which the Clients or FIS may terminate the Agreement at any time without penalty upon six (6) months’ advance written notice to the other party. Further, the Clients or FIS may terminate the Agreement upon six (6) months’ written notice eighteen (18) months after the Amendment Effective Date effective at the end of the Initial Term.”

2.              Fee Schedule. As of the Amendment Effective Date, Schedule C of the Agreement is hereby deleted in its entirety and replaced with the contents of the attached, Schedule C.

3.              Representations and Warranties.

(a)                      Clients represent that they have full power and authority to enter into and perform this Amendment and that the Board has approved this Amendment.

(b)                     FIS represents that it has full power and authority to enter into and perform this Amendment.

4.              Miscellaneous.

(a)                     This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b)                     Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect (including, without limitation, Section 4 of the Agreement). No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c)                      Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d)                     This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 to be duly executed all as of the Amendment Effective Date.

PROFUNDS

By:	/s/ Todd B. Johnson
Name:	Todd B. Johnson
Title:	President
Date:	March 9, 2018

FIS INVESTOR SERVICES LLC

By:	/s/ Neel Patel
Name:	Neel Patel
Title:	Contract Manager
Date:	March 13, 2018

ACCESS ONE TRUST

By:	/s/ Todd B. Johnson
Name:	Todd B. Johnson
Title:	President
Date:	March 9, 2018

PROFUNDS DISTRIBUTORS, INC.

By:	/s/ Don Roberson
Name:	Don Roberson
Title:	President
Date:	March 12, 2018

SCHEDULE C

TRANSFER AGENT FEES

In consideration of the services rendered pursuant to this Agreement, FIS shall be paid the following fees by the Clients on the first business day of each month, or at such other time(s) as the parties hereto shall agree.

BASE FEES:

The Clients will pay an annual base fee of seven hundred fifty thousand dollars (USD $750,000) due and payable in 12 equal payments of sixty-two thousand five hundred dollars (USD $62,500) each.

Additional Per Fund Fee for all VP Funds:

$10,000 per annum due and payable in 12 equal payments of eight hundred thirty-three and 34/100 dollars ($833.34) each.

PER ACCOUNT FEE:

In addition, the following per-account fees shall apply and are due and payable monthly in arrears on the first business day of each month:

For these purposes, the following categories constitute an open account on the FIS system in any one month: open account with balance, open account with zero balance, open account with negative balance and closed account with activity. Closed accounts with no activity in the month are considered a closed account for billing purposes.

ACCOUNT TYPE	FEE PER ACCOUNT
OPEN RETAIL ACCOUNT	$21.50
OPEN INSTITUTIONAL ACCOUNT	$21.50
OPEN NETWORKED LEVEL III ACOUNT	$10.00
CLOSED ACCOUNT	$1.00

ADDITIONAL TELEPHONE SERVICING FEE:

Per phone call over the first 4,500 in a calendar quarter: $4.50 per call payable monthly in arrears on the first business day of each month

SYSTEM DEVELOPMENT/AD-HOC REPORTING FEES

Billed at mutually agreed rates due and payable monthly in arrears on the first business day of each month.

OUT-OF-POCKET EXPENSES AND OTHER CHARGES

In addition, FIS shall be entitled to be reimbursed for out-of-pocket expenses, including, but not limited to media (statements, confirms, tax forms), NSCC fees, communications, postage and delivery services, reproduction and record storage and retention expenses which will be billed monthly in arears.

ANNUAL FEE INCREASES:

CPI Provision: Commencing on April 1, 2019 and annually thereafter, FIS may annually increase the Fees in this Agreement by up to an amount equal to the increase in the US Employment Cost Index — Civilian Workers Compensation most recently reported relative to the anniversary of the Effective Date, as reported by the US Department of Labor’s Bureau of Labor Statistics, up to a maximum of 2%.